EXHIBIT 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS SECOND QUARTER AND FIRST HALF 2024 RESULTS AND ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.075

Selected Highlights

•
Second quarter Operating EBITDA* of $30.4 million and net loss of $67.6 million
•
Strengthened pulp markets drive improvement in operating cash flows and liquidity
•
Quarterly cash dividend of $0.075 per share

NEW YORK, NY, August 8, 2024 ‑ Mercer International Inc. (Nasdaq: MERC) today reported second quarter 2024 Operating EBITDA of $30.4 million, an increase from negative Operating EBITDA of $68.7 million in the same quarter of 2023 and a decrease from Operating EBITDA of $63.6 million in the first quarter of 2024.

In the second quarter of 2024, net loss was $67.6 million ($1.01 per share), which included a non-cash impairment of $34.3 million ($0.51 per share) against goodwill related to the Torgau facility, compared to a net loss of $98.3 million ($1.48 per share) in the second quarter of 2023 and a net loss of $16.7 million ($0.25 per share) in the first quarter of 2024, which included a non-cash loss on disposal of $23.6 million ($0.35 per share) related to the dissolution of the Cariboo Pulp and Paper (“CPP”) joint venture.

Mr. Juan Carlos Bueno, Chief Executive Officer, stated: "The second quarter was another improved quarter for our pulp segment as we continued to benefit from strengthening markets. Despite lower pulp sales volumes primarily stemming from previously announced scheduled downtime and the disposal of CPP, cash flow from operations improved significantly in the second quarter of 2024. This improved aggregate liquidity allowed us to reduce borrowings by approximately $45 million under our revolving credit facilities during the quarter.

In the second quarter, pulp prices continued to improve in all key markets due to strengthening demand and

____________________

*Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP") and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net loss to Operating EBITDA.

supply-side disruptions. As these supply-side disruptions ease and we enter into a period of traditionally lower seasonal demand, we currently expect pulp prices to soften slightly in the third quarter of 2024.

Lumber pricing was relatively flat in the second quarter of 2024 compared to the first quarter of 2024 due to continued weakness in both the U.S. and Europe. We currently expect lumber prices to remain relatively steady in the third quarter as demand continues to be impacted by the high interest rate environment and economic uncertainty.

In the second quarter, we recognized a non-cash goodwill impairment of $34.3 million related to the Torgau facility as a result of ongoing weakness in European lumber, pallet and biofuel markets stemming from high interest rates and other economic conditions. We continue to expect to realize the synergies at Torgau as market and economic conditions improve. To position for improved markets, we continue to proceed with certain previously announced, high-return capital projects at the Torgau facility designed to increase the facility's lumber production capacity to approximately 440 million board feet and planing capacity to approximately 145 million board feet. The addition of planing capacity will allow us to produce more U.S. dimensional lumber while also providing us with the flexibility to shift production between pallets and planed goods in order to maximize profitability. These projects are currently progressing ahead of schedule and we expect to start to see their benefits in mid-2025.

In the second quarter of 2024, we had 44 days of downtime (approximately 77,600 ADMTs) at our pulp mills which included 37 days of planned major maintenance and seven additional days due to slower than expected start-up compared to no days of planned maintenance in the first quarter of 2024. We are currently planning for a total of 18 days of maintenance downtime (approximately 19,700 ADMTs) at our pulp mills in the third quarter of 2024.

Overall per unit fiber costs for both our pulp and solid wood segments were flat in the second quarter of 2024 compared to the first quarter and we currently expect stable per unit fiber costs for the third quarter of 2024.

In the second quarter, we continued to work towards fulfilling previously secured orders for large scale mass timber projects. We have seen tremendous growth in our mass timber business since last year, despite the challenging economic conditions in this high interest rate environment, and will continue to focus on project execution and growing the business. As part of our growth strategy, we are completing optimization projects at our Mercer Spokane facility which are expected to have a meaningful impact on our production costs."

Mr. Bueno concluded: "We are seeing the positive impact of strong pulp prices and stable costs in our operating results. Our solid wood segment continues to be negatively impacted by the high interest rate environment, but we remain committed to continue making strategic investments in this segment to ensure we are in a strong position as markets recover. With our strong liquidity position and the significant majority of our annual scheduled maintenance downtime completed, we currently believe we are well-positioned to realize on strengthened pulp markets going into the second half of 2024."

Consolidated Financial Results

	Q2	Q1	Q2	YTD	YTD
	2024	2024	2023	2024	2023
	(in thousands, except per share amounts)
Revenues	$499,384	$553,430	$529,863	$1,052,814	$1,052,529
Operating loss	$(43,779)	$(448)	$(108,832)	$(44,227)	$(128,953)
Operating EBITDA	$30,439	$63,601	$(68,680)	$94,040	$(41,210)
Net loss	$(67,586)	$(16,703)	$(98,306)	$(84,289)	$(128,884)
Net loss per common share
Basic	$(1.01)	$(0.25)	$(1.48)	$(1.26)	$(1.94)
Diluted	$(1.01)	$(0.25)	$(1.48)	$(1.26)	$(1.94)

Consolidated – Three Months Ended June 30, 2024 Compared to Three Months Ended June 30, 2023

Total revenues for the second quarter of 2024 decreased by approximately 6% to $499.4 million from $529.9 million in the same quarter of 2023 primarily due to lower pulp and lumber sales volumes partially offset by higher pulp sales realizations and manufactured products revenues.

Costs and expenses in the second quarter of 2024 decreased by approximately 15% to $543.2 million from $638.7 million in the same quarter of 2023 primarily as a result of lower pulp and lumber sales volumes and lower per unit fiber, energy and chemical costs. In the second quarter of 2024, costs and expenses included a non-cash goodwill impairment of $34.3 million related to the Torgau facility, which was recognized as a result of ongoing weakness in lumber, pallet and biofuels markets in Europe stemming from high interest rates and other economic conditions. We continue to expect to realize the synergies from the Torgau acquisition as market and economic conditions improve. In the second quarter of 2023, we recorded a non-cash inventory impairment of $51.4 million, which was partially offset by $22.0 million of insurance proceeds received relating to the 2021 turbine downtime at our Rosenthal mill and the July 2022 fire at our Stendal mill.

In the second quarter of 2024, Operating EBITDA increased to $30.4 million from negative Operating EBITDA of $68.7 million in the same quarter of 2023 primarily due higher pulp sales realizations and lower per unit fiber, energy and chemical costs. In the second quarter of 2023, we recorded a non-cash inventory impairment which was partially offset by insurance proceeds received.

Segment Results

Pulp

	Three Months Ended June 30,
	2024	2023
	(in thousands)
Pulp revenues	$346,808	$374,175
Energy and chemical revenues	$20,563	$28,519
Operating income (loss)	$4,481	$(83,459)

In the second quarter of 2024, pulp segment operating income increased to $4.5 million from an operating loss of $83.5 million in the same quarter of 2023 primarily due to higher pulp sales realizations and lower per unit fiber and other production costs. In the second quarter of 2023, we recorded a non-cash inventory impairment which was partially offset by insurance proceeds received.

Pulp segment revenues, which includes pulp, energy and chemical revenues, in the second quarter of 2024 decreased by approximately 9% to $367.4 million from $402.7 million in the same quarter of 2023 as a result of lower sales volumes and lower energy and chemical sales realizations partially offset by higher pulp sales realizations.

Pulp revenues in the second quarter of 2024 decreased by approximately 7% to $346.8 million from $374.2 million in the same quarter of 2023 due to lower sales volumes partially offset by higher sales realizations.

In the second quarter of 2024, third party industry quoted average list prices for NBSK pulp increased in both Europe and North America from the same quarter of 2023, including achieving a record list price of $1,635 per ADMT in Europe as of June 30, 2024. Third party industry quoted average net prices for NBSK pulp in China also increased from the same quarter of 2023. Our average NBSK pulp sales realizations in the second quarter of 2024 increased by approximately 15% to $811 per ADMT from $706 per ADMT in the same quarter of 2023. In the second quarter of 2024, average NBHK pulp sales realizations increased by approximately 16% to $701 per ADMT from $602 per ADMT in the same quarter of 2023.

Total pulp sales volumes in the second quarter of 2024 decreased by approximately 19% to 433,320 ADMTs from 536,878 ADMTs in the same quarter of 2023 primarily because of lower production, due to scheduled maintenance downtime and the disposal of CPP, and the timing of sales.

Energy and chemical revenues in the second quarter of 2024 decreased by approximately 28% to $20.6 million from $28.5 million in the same quarter of 2023 primarily due to lower sales realizations and energy sales volumes.

Costs and expenses in the second quarter of 2024 decreased by approximately 25% to $364.0 million from $486.3 million in the same quarter of 2023 primarily as a result of lower sales volumes and lower per unit fiber, energy and chemical costs. In the second quarter of 2023, we recorded a non-cash inventory impairment of $51.4 million which was partially offset by $22.0 million of insurance proceeds received relating to the 2021 turbine downtime at our Rosenthal mill and the July 2022 fire at our Stendal mill.

Total pulp production in the second quarter of 2024 decreased by approximately 11% to 421,692 ADMTs compared with 475,615 ADMTs in the same quarter of 2023 primarily due to higher production lost for annual maintenance downtime and the disposal of the CPP joint venture investment in the first quarter of 2024, partially offset by the market curtailment at the Peace River and CPP mills in the second quarter of 2023. We estimate that annual maintenance downtime in the second quarter of 2024 adversely impacted our operating income by approximately $60.2 million, comprised of approximately $44.9 million in direct out-of-pocket expenses and the balance in reduced production. Many of our competitors that report their results using International Financial Reporting Standards capitalize their direct costs of maintenance downtime.

On average, in the second quarter of 2024, overall per unit fiber costs decreased by approximately 15% compared to the same quarter of 2023 due to stable supply. We currently expect stable per unit fiber costs in the third quarter of 2024.

Solid Wood

	Three Months Ended June 30,
	2024	2023
	(in thousands)
Lumber revenues	$53,910	$59,264
Energy revenues	$4,301	$5,360
Manufactured products revenues(1)	$35,381	$15,989
Pallet revenues	$26,741	$32,675
Biofuels revenues(2)	$8,155	$10,242
Wood residuals revenues	$1,750	$2,520
Operating loss	$(43,679)	$(22,493)

______________

(1)
Manufactured products primarily includes cross-laminated timber ("CLT"), glue-laminated timber ("glulam") and finger joint lumber.
(2)
Biofuels includes pellets and briquettes.

In the second quarter of 2024, our solid wood segment had an operating loss of $43.7 million compared to $22.5 million in the same quarter of 2023 primarily due to the non-cash goodwill impairment charge partially offset by higher mass timber sales volumes and lower per unit fiber costs.

Solid wood segment revenues in the second quarter of 2024 modestly increased to $130.2 million from $126.1 million in the same quarter of 2023 driven by higher manufactured products revenues partially offset by lower revenues from our other products.

Lumber revenues in the second quarter of 2024 decreased by approximately 9% to $53.9 million from $59.3 million in the same quarter of 2023 primarily due to lower sales volumes partially offset by a modestly higher sales realization. Average lumber sales realizations in the second quarter of 2024 increased by approximately 5% to $463 per Mfbm from $443 per Mfbm in the same quarter of 2023 driven by a modest increase in demand in the U.S. market. In Europe, realized lumber prices were flat compared to the same quarter of 2023. The U.S. market accounted for approximately 45% of our lumber revenues and approximately 39% of our lumber sales volumes in the second quarter of 2024. The majority of the balance of our lumber sales were to Europe.

Lumber sales volumes in the second quarter of 2024 decreased by approximately 13% to 116.6 MMfbm from 133.9 MMfbm in the same quarter of 2023 primarily due to lower production and the timing of sales.

In the second quarter of 2024, as a result of the continued ramp-up of our mass timber business, manufactured products revenues more than doubled to $35.4 million from $16.0 million in the same quarter of 2023. Manufactured products sales realizations increased by approximately 31% to $2,942 per m3 in the second quarter of 2024 from $2,243 per m3 in the same quarter of 2023 as a result of higher CLT sales volumes, which generate higher sales realizations relative to other manufactured products.

Energy, biofuels and wood residuals revenues in the second quarter of 2024 decreased by approximately 22% to $14.2 million from $18.1 million in the same quarter of 2023 driven by lower sales realizations and sales volumes.

Pallet revenues in the second quarter of 2024 decreased by approximately 18% to $26.7 million from $32.7 million in the same quarter of 2023 due to lower sales volumes and sales realizations as weak economic conditions in Europe negatively impacted demand.

Lumber production in the second quarter of 2024 decreased by approximately 9% to 111.4 MMfbm from 122.3 MMfbm in the same quarter of 2023 driven by planned maintenance downtime.

Fiber costs were approximately 75% of our lumber cash production costs in the second quarter of 2024. In the second quarter of 2024, per unit fiber costs for lumber production decreased by approximately 12% compared to the same quarter of 2023 because of stable supply. We currently expect stable per unit fiber costs in the third quarter of 2024.

Consolidated – Six Months Ended June 30, 2024 Compared to Six Months Ended June 30, 2023

Total revenues for the first half of 2024 were flat compared to the same period of 2023 as higher manufactured products sales revenues and pulp sales volumes were offset by lower lumber sales volumes and lower energy, pallet and pulp sales realizations.

Costs and expenses in the first half of 2024 decreased by approximately 7% to $1,097.0 million from $1,181.5 million in the same period of 2023 primarily as a result of lower per unit fiber, energy and chemical costs partially offset by the non-cash goodwill impairment of $34.3 million and the non-cash loss on disposal of the CPP joint venture investment of $23.6 million. In the first half of 2023, we recorded a non-cash inventory impairment of $66.6 million which was partially offset by $29.5 million of insurance proceeds received.

In the first half of 2024, Operating EBITDA increased to $94.0 million from negative Operating EBITDA of $41.2 million in the same period of 2023 primarily due to lower per unit fiber, energy and chemical costs. In the first half of 2023, we recorded a non-cash inventory impairment which was partially offset by insurance proceeds received.

Liquidity

As of June 30, 2024, we had cash and cash equivalents of $263.2 million, approximately $317.4 million available under our revolving credit facilities and aggregate liquidity of about $580.6 million.

The following table is a summary of selected financial information as of the dates indicated:

	June 30,	December 31,
	2024	2023
	(in thousands)
Cash and cash equivalents	$263,173	$313,992
Working capital	$760,126	$806,468
Total assets	$2,484,462	$2,662,578
Long-term liabilities	$1,688,183	$1,740,731
Total shareholders' equity	$487,669	$635,410

Quarterly Dividend

A quarterly dividend of $0.075 per share will be paid on October 3, 2024 to all shareholders of record on September 25, 2024. Future dividends will be subject to Board approval and may be adjusted as business and industry conditions warrant.

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for August 9, 2024 at 10:00 AM ET. Listeners can access the conference call live and archived for 30 days over the Internet at

https://edge.media-server.com/mmc/p/3qmekae8/ or through a link on the company's home page at https://www.mercerint.com. Please allow 15 minutes prior to the call to visit the website and download and install any necessary audio software.

Mercer International Inc. is a global forest products company with operations in Germany, USA and Canada with consolidated annual production capacity of 2.1 million tonnes of pulp, 960 million board feet of lumber, 210 thousand cubic meters of CLT, 45 thousand cubic meters of glulam, 17 million pallets and 230,000 metric tonnes of biofuels. To obtain further information on the company, please visit its website at https://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as "expects", "anticipates", "are optimistic that", "projects", "intends", "designed", "will", "believes", "estimates", "may", "could" and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

William D. McCartney

Chairman

(604) 684-1099

Juan Carlos Bueno

Chief Executive Officer

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

Summary Financial Highlights

	Q2	Q1	Q2	YTD	YTD
	2024	2024	2023	2024	2023
	(in thousands, except per share amounts)
Pulp segment revenues	$367,371	$432,404	$402,694	$799,775	$803,095
Solid wood segment revenues	130,238	119,023	126,050	249,261	247,064
Corporate and other revenues	1,775	2,003	1,119	3,778	2,370
Total revenues	$499,384	$553,430	$529,863	$1,052,814	$1,052,529

Pulp segment operating income (loss)	$4,481	$17,447	$(83,459)	$21,928	$(70,688)
Solid wood segment operating loss	(43,679)	(13,706)	(22,493)	(57,385)	(49,562)
Corporate and other operating loss	(4,581)	(4,189)	(2,880)	(8,770)	(8,703)
Total operating loss	$(43,779)	$(448)	$(108,832)	$(44,227)	$(128,953)

Pulp segment depreciation and amortization	$27,193	$27,373	$27,783	$54,566	$55,182
Solid wood segment depreciation and amortization	12,526	12,811	12,126	25,337	32,024
Corporate and other depreciation and amortization	222	220	243	442	537
Total depreciation and amortization	$39,941	$40,404	$40,152	$80,345	$87,743

Operating EBITDA	$30,439	$63,601	$(68,680)	$94,040	$(41,210)
Loss on disposal of investment in joint venture	$—	$23,645	$—	$23,645	$—
Goodwill impairment	$34,277	$—	$—	$34,277	$—
Income tax recovery (provision)	$(1,263)	$6,365	$27,479	$5,102	$32,835
Net loss	$(67,586)	$(16,703)	$(98,306)	$(84,289)	$(128,884)
Net loss per common share
Basic	$(1.01)	$(0.25)	$(1.48)	$(1.26)	$(1.94)
Diluted	$(1.01)	$(0.25)	$(1.48)	$(1.26)	$(1.94)
Common shares outstanding at period end	66,871	66,850	66,525	66,871	66,525

Summary Operating Highlights

	Q2	Q1	Q2	YTD	YTD
	2024	2024	2023	2024	2023
Pulp Segment
Pulp production ('000 ADMTs)
NBSK	357.8	453.2	450.7	811.0	880.7
NBHK	63.9	85.7	24.9	149.6	97.3
Annual maintenance downtime ('000 ADMTs)	64.9	—	24.5	64.9	38.0
Annual maintenance downtime (days)	37	—	25	37	35
Pulp sales ('000 ADMTs)
NBSK	377.6	488.2	473.6	865.8	852.1
NBHK	55.7	77.5	63.3	133.2	120.7
Average NBSK pulp prices ($/ADMT)(1)
Europe	1,602	1,400	1,247	1,501	1,312
China	811	745	668	778	780
North America	1,697	1,440	1,510	1,568	1,593
Average NBHK pulp prices ($/ADMT)(1)
China	735	662	483	698	597
North America	1,437	1,223	1,277	1,330	1,400
Average pulp sales realizations ($/ADMT)(2)
NBSK	811	732	706	766	769
NBHK	701	631	602	660	700
Energy production ('000 MWh)(3)	493.9	576.4	538.3	1,070.4	1,073.0
Energy sales ('000 MWh)(3)	185.0	220.6	207.7	405.5	404.6
Average energy sales realizations ($/MWh)(3)	84	88	101	86	114
Solid Wood Segment
Lumber
Production (MMfbm)	111.4	127.0	122.3	238.4	256.3
Sales (MMfbm)	116.6	121.4	133.9	238.0	273.7
Average sales realizations ($/Mfbm)	463	460	443	461	436
Energy
Production and sales ('000 MWh)	33.7	38.7	41.9	72.4	82.4
Average sales realizations ($/MWh)	128	125	128	126	134
Manufactured products(4)
Production ('000 cubic meters)	11.1	7.2	3.2	18.4	4.0
Sales ('000 cubic meters)	11.2	4.0	6.1	15.2	10.4
Average sales realizations ($/cubic meters)	2,942	3,644	2,243	3,128	1,587
Pallets
Production ('000 units)	2,547.8	3,056.3	2,747.2	5,604.1	5,627.4
Sales ('000 units)	2,570.4	2,916.3	2,882.7	5,486.7	5,825.2
Average sales realizations ($/unit)	10	10	11	10	12
Biofuels(5)
Production ('000 tonnes)	41.0	37.9	43.6	78.9	76.2
Sales ('000 tonnes)	40.4	48.2	40.4	88.6	66.2
Average sales realizations ($/tonne)	202	234	254	219	277
Average Spot Currency Exchange Rates
$ / €(6)	1.0766	1.0855	1.0888	1.0810	1.0810
$ / C$(6)	0.7310	0.7415	0.7447	0.7362	0.7420

______________

(1)
Source: RISI pricing report. Europe and North America are list prices. China are net prices which include discounts, allowances and rebates.
(2)
Sales realizations after customer discounts, rebates and other selling concessions. Incorporates the effect of pulp price variations occurring between the order and shipment dates.
(3)
Does not include our 50% joint venture interest in the CPP mill, which is accounted for using the equity method. In the first quarter of 2024, we disposed of our investment in CPP.
(4)
Manufactured products includes CLT, glulam and finger joint lumber.
(5)
Biofuels includes pellets and briquettes.
(6)
Average Federal Reserve Bank of New York Noon Buying Rates over the reporting period.

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues	$499,384	$529,863	$1,052,814	$1,052,529
Costs and expenses
Cost of sales, excluding depreciation and amortization	439,220	566,200	897,402	1,027,538
Cost of sales depreciation and amortization	39,877	40,103	80,227	87,601
Selling, general and administrative expenses	29,789	32,392	61,490	66,343
Loss on disposal of investment in joint venture	—	—	23,645	—
Goodwill impairment	34,277	—	34,277	—
Operating loss	(43,779)	(108,832)	(44,227)	(128,953)
Other income (expenses)
Interest expense	(26,843)	(20,091)	(54,402)	(39,138)
Other income	4,299	3,138	9,238	6,372
Total other expenses, net	(22,544)	(16,953)	(45,164)	(32,766)
Loss before income taxes	(66,323)	(125,785)	(89,391)	(161,719)
Income tax recovery (provision)	(1,263)	27,479	5,102	32,835
Net loss	$(67,586)	$(98,306)	$(84,289)	$(128,884)
Net loss per common share
Basic	$(1.01)	$(1.48)	$(1.26)	$(1.94)
Diluted	$(1.01)	$(1.48)	$(1.26)	$(1.94)
Dividends declared per common share	$0.075	$0.075	$0.150	$0.150

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	June 30,	December 31,
	2024	2023
ASSETS
Current assets
Cash and cash equivalents	$263,173	$313,992
Accounts receivable, net	344,819	306,166
Inventories	399,515	414,161
Prepaid expenses and other	26,177	23,461
Assets classified as held for sale	35,052	35,125
Total current assets	1,068,736	1,092,905
Property, plant and equipment, net	1,332,414	1,409,937
Investment in joint ventures	3,984	41,665
Amortizable intangible assets, net	54,548	52,641
Goodwill	—	35,381
Operating lease right-of-use assets	9,432	11,725
Pension asset	5,458	5,588
Other long-term assets	9,890	12,736
Total assets	$2,484,462	$2,662,578
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other	$300,550	$278,986
Pension and other post-retirement benefit obligations	798	826
Liabilities associated with assets held for sale	7,262	6,625
Total current liabilities	308,610	286,437
Long-term debt	1,569,068	1,609,425
Pension and other post-retirement benefit obligations	12,425	12,483
Operating lease liabilities	5,973	7,755
Other long-term liabilities	13,343	13,744
Deferred income tax	87,374	97,324
Total liabilities	1,996,793	2,027,168
Shareholders’ equity
Common shares $1 par value; 200,000,000 authorized; 66,871,000 issued and outstanding (2023 – 66,525,000)	66,850	66,471
Additional paid-in capital	362,313	359,497
Retained earnings	241,795	336,113
Accumulated other comprehensive loss	(183,289)	(126,671)
Total shareholders’ equity	487,669	635,410
Total liabilities and shareholders’ equity	$2,484,462	$2,662,578

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Cash flows from (used in) operating activities
Net loss	$(67,586)	$(98,306)	$(84,289)	$(128,884)
Adjustments to reconcile net loss to cash flows from operating activities
Depreciation and amortization	39,941	40,152	80,345	87,743
Deferred income tax provision (recovery)	7,322	(34,105)	(6,104)	(44,049)
Inventory impairment	—	51,400	—	66,600
Loss on disposal of investment in joint venture	—	—	23,645	—
Goodwill impairment	34,277	—	34,277	—
Defined benefit pension plans and other post-retirement benefit plan expense	431	451	641	897
Stock compensation expense	1,403	1,387	3,432	2,613
Foreign exchange transaction losses (gains)	(3,382)	224	(6,831)	494
Other	1,389	(5,452)	2,116	(6,601)
Defined benefit pension plans and other post-retirement benefit plan contributions	(288)	(1,318)	(617)	(1,565)
Changes in working capital
Accounts receivable	21,929	12,168	(41,800)	23,510
Inventories	4,506	58,880	4,595	(27,554)
Accounts payable and accrued expenses	15,718	(7,490)	18,108	(7,181)
Other	6,525	(3,293)	5,473	(975)
Net cash from (used in) operating activities	62,185	14,698	32,991	(34,952)
Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(17,883)	(39,482)	(36,344)	(72,911)
Acquisition, net of cash acquired	—	(82,100)	—	(82,100)
Property insurance proceeds	—	2,710	—	2,710
Proceeds from government grants	—	—	787	—
Other	(2,271)	1,120	(2,081)	1,925
Net cash from (used in) investing activities	(20,154)	(117,752)	(37,638)	(150,376)
Cash flows from (used in) financing activities
Proceeds from (repayment of) revolving credit facilities, net	(44,965)	24,305	(35,840)	54,407
Dividend payments	(5,014)	(4,982)	(5,014)	(4,982)
Payment of finance lease obligations	(2,687)	(1,898)	(4,876)	(3,787)
Other	(614)	(115)	(729)	(229)
Net cash from (used in) financing activities	(53,280)	17,310	(46,459)	45,409
Effect of exchange rate changes on cash and cash equivalents	150	(1,478)	287	(775)
Net decrease in cash and cash equivalents	(11,099)	(87,222)	(50,819)	(140,694)
Cash and cash equivalents, beginning of period	274,272	300,560	313,992	354,032
Cash and cash equivalents, end of period	$263,173	$213,338	$263,173	$213,338

MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands)

Operating EBITDA is defined as operating loss plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating loss as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of our operating facilities. In addition, management believes Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net loss, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net loss or operating loss as a measure of performance, nor as an alternative to net cash from (used in) operating activities as a measure of liquidity. Operating EBITDA is an internal measure and therefore may not be comparable to other companies.

The following table sets forth a reconciliation of net loss to Operating EBITDA for the periods indicated:

	Q2	Q1	Q2	YTD	YTD
	2024	2024	2023	2024	2023
Net loss	$(67,586)	$(16,703)	$(98,306)	$(84,289)	$(128,884)
Income tax provision (recovery)	1,263	(6,365)	(27,479)	(5,102)	(32,835)
Interest expense	26,843	27,559	20,091	54,402	39,138
Other income	(4,299)	(4,939)	(3,138)	(9,238)	(6,372)
Operating loss	(43,779)	(448)	(108,832)	(44,227)	(128,953)
Add: Depreciation and amortization	39,941	40,404	40,152	80,345	87,743
Add: Loss on disposal of investment in joint venture	—	23,645	—	23,645	—
Goodwill impairment	34,277	—	—	34,277	—
Operating EBITDA	$30,439	$63,601	$(68,680)	$94,040	$(41,210)